EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in Energizer Resources Inc.’s (the “Company”) Annual Report on Form 10-K of our audit report dated September 25, 2014, with respect to the consolidated financial statements of the Company for the year ended June 30, 2014.

Signed: “MNP LLP”

MNP LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada

September 25, 2014